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                                                                    EXHIBIT 23.3




                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statement to be filed on Form S-3 of ProLogis Trust of our report dated January 24, 2001 with respect to the consolidated balance sheets of CS Integrated LLC and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in member's equity, and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K of ProLogis Trust and to the reference to our Firm under the heading "Experts" in the prospectus.


                                             /s/ KPMG LLP

                                             KPMG LLP



New York, New York
December 21, 2001